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                                                                    EXHIBIT 99.1

NATURAL RESOURCE PARTNERS ANNOUNCES COMPLETION OF ACQUISITION OF COASTAL COAL ASSETS FROM EL PASO CORPORATION



         HOUSTON, Dec. 5 /PRNewswire-FirstCall/ -- Natural Resource Partners L.P. (NYSE: NRP) announced today it has completed its previously announced acquisition of certain Coastal Coal land assets from El Paso Corporation (NYSE: EP) for $57 million dollars. The purchase and sale agreement has been amended to delete certain conditions precedent and post-closing covenants as well as granting El Paso an overriding royalty interest in certain assets while reducing the purchase price. The transaction also includes the leaseback of certain reserves to Coastal Coal Company, LLC and Coastal Coal-West Virginia, LLC.

         Natural Resource Partners estimates the transaction will generate between $8.0 million and $8.6 million in earnings before interest, taxes and depreciation, depletion and amortization (EBITDA) in the first year. The partnership expects to initially finance the transaction through its currently undrawn $100 million credit facility. The transaction will be accretive to both cash flow and earnings on a per unit basis.

         Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

         For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

         This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the EBITDA to be generated by the transaction in the first year. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.